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EXHIBIT 10.29.1

                                LICENSE AGREEMENT


                  LICENSE AGREEMENT (this "Agreement"), dated as of December 11, 1998 and effective as of August 28, 1999, by and between Quintelcomm, Inc., a Delaware corporation ("Quintel" or "Licensee"), and {Confidential portion omitted and filed separately with the Commission}. Licensee and Licensor are sometimes referred to individually as a "Party" and collectively as the "Parties".

                                    RECITALS

                  WHEREAS, Licensor owns certain rights in the Licensed Property (as defined below) and Licensee desires to obtain and use a license for the use of the Licensed Property in the Territory (as defined below); and

                  WHEREAS, the businesses of each of the Licensor and Licensee will benefit from the use of the license granted to Licensee pursuant to this Agreement.

                  NOW THEREFORE, in consideration of the foregoing premises and the representations, warranties, covenants and agreements contained herein, intending to be legally bound hereby, the Parties agree as follows:

         I.       License.

                  a. Grant. Licensor hereby grants to Licensee and Licensee accepts, a license to use the Licensed Property (the "License"), during the period commencing on the date hereof and ending on December 31, 2047 (the "Term") within the Territory. Such uses shall include, without limitation, referencing any of the names, logos, or other items included within the Licensed Property in connection with marketing, advertising, publicity, promotion and sale of products for services by the Licensee or its Affiliates (as defined below) for itself or as a marketing agent for other third parties (the "Covered Products"). Nothing herein contained shall be construed as an assignment or grant to Licensee of any right, title, or interest in or to the Licensed Property. All rights relating to the Licensed Property, except for the License, are reserved by Licensor.

                           i. For purposes of this Agreement, "Licensed
Property" means any of the following, whether presently existing or hereafter created: (A) the marketing program developed by {Confidential portion omitted and filed separately with the Commission} under the name "Fly Free America"(TM) offering free airline travel in conjunction with hotel and other travel arrangements (the "Free Travel Concept"), (B) the materials setting forth the terms of the Travel Premium (as defined below) which incorporate the Trademark (as defined below), as described in Section 3(a) (the "Fly Free Package"), (C) the registered and unregistered trade names, trademarks, service marks, copyrights, and rights under or related to copyrights of Licensor which relate to the

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business of the Licensor related to the Free Travel Concept and the Fly Free
Package listed on Schedule 1(a) hereto (the "Trademark"); and (F) all common law and other rights to the Trademark which relate to the business of the Licensor related to the Free Travel Concept and the Fly Free Package. In addition, "Licensed Property" includes, without limitation, any derivations or variations of any of the foregoing.

                           ii. For purposes of this Agreement "Affiliate" means,
with respect to any entity, (A) any entity directly or indirectly controlling, controlled by or under common control with such entity, or (B) any executive officer, director or member of such entity. For purposes of this definition, the terms "controls", "is controlled by" or "is under common control with" shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a entity, whether through the ownership of voting securities, by contract or otherwise.

                  b. Territory. For purposes of this Agreement, "Territory" means the United States and Canada.

                  c. Exclusivity. Except as provided below, the License shall be non-exclusive. For purposes of this Agreement, "Fiscal Period" means the twelve month period from September 1 through August 31. The first Fiscal Period under this Agreement shall be the twelve month period commencing on September 1, 1998 through August 31, 1999 (the "Initial Period").

                           i. Initial Period. During the Initial Period, the
Licensee shall have the exclusive right to use the Licensed Property in the marketing, advertising, publicity, promotions and sale of Telecommunications Products (as defined below) within the Territory (the "Exclusivity Right"). For purposes hereof, "Telecommunications Products" means long distance telecommunications service for purchasing such long distance service and excludes all other telecommunications services and products, including without limitation, local service, internet telephone service, voice mail, cellular telephone service (both analog and digital) and calling cards for purchasing such other products and services.

                           ii. Extended and Subsequent Periods. For purposes of
this Agreement, the "License Payment Formula" means the product of (1) the difference between the Package Fee (as defined below) received by Licensor and {Confidential portion omitted and filed separately with the Commission}, and (2) the number of Fly Free Packages requested, received and paid for by Licensee. The License Payment Formula shall be calculated separately for each applicable Package Fee.

                                    (a) If at the end of the Initial Period, the
License Fee together with the aggregate amount of the License Payment Formula exceeds {Confidential portion omitted and filed separately with the Commission}, then the

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Exclusivity Right shall be automatically extended for the immediately following
Fiscal Year (the "Extended Period").

                                    (b) If the Exclusivity Right has been
extended through the Extended Period, then at the end of each subsequent Fiscal Year, the Exclusivity Right shall be automatically extended for the immediately following Fiscal Year (a "Subsequent Period") provided that the aggregate amount of the License Payment Formula is not less than the aggregate amount of the License Payment Formula for the immediately preceding Fiscal Year.

                                    (c) For purposes of this Agreement,
"Exclusivity Period" means the Initial Period and, as extended, the Extended Period and any Subsequent Period.

                           iii. Adjustments. In the event that the Exclusivity
Period is extended through the second anniversary of the date hereof, then the Package Fee shall be adjusted proportionately with respect to any increase or decrease of Licensee's pricing arrangements with providers of Telecommunications Products; provided, however, in no event shall the Package Fee be less than {Confidential portion omitted and filed separately with the Commission}.

         2.       Fees.

                  a. License Fee. On or prior to the execution of this Agreement, Licensee shall pay to the Licensor an initial license fee of {Confidential portion omitted and filed separately with the Commission} (the "License Fee"). Licensor shall pay the License Fee as follows: (i) {Confidential portion omitted and filed separately with the Commission} by check or wire transfer of immediately available funds to an account or accounts designated by the Licensor in a written notice delivered to Licensee, and (ii) {Confidential portion omitted and filed separately with the Commission} (such amount, the "Escrow Amount") by check or wire transfer of immediately available funds, delivered to Swidler Berlin Shereff Friedman, LLP (the "Escrow Agent"). The Escrow Amount is to be held in an escrow account (the "Escrow Account") in accordance with the terms of an escrow agreement among Licensor, Licensee and the Escrow Agent (the "Escrow Agreement") in the form attached hereto as Exhibit A.

                  b. Package Fee. The Licensee shall pay to the Licensor the following fees for each Fly Free Package requested by and provided to Licensee throughout the Term (the "Package Fee"):

  Aggregate Number of Fly Free Packages              Price Per Fly Free Package

{Confidential portion omitted and filed separately with the Commission}

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Licensee shall pay the Package Fee to Licensor within thirty (30) days after delivery of the Fly Free Packages requested by Licensee from Licensor.

                  c. Sample Fee. From time to time, Licensee may request, and Licensor shall provide to Licensee, Fly Free Packages which contain inactive travel vouchers ("Sample Packages") for use by Licensee in marketing and promoting the Free Travel Concept and the Fly Free Package. Licensee shall not cause, assist, encourage, or permit any other party to cause, assist or encourage the activation of the inactive travel vouchers contained within the Sample Packages. In addition to the fees described above, Licensee shall pay Licensor {Confidential portion omitted and filed separately with the Commission} for each Sample Package provided to Licensee within thirty (30) days after delivery of the Sample Packages requested by Licensee from Licensor.

                  d. Kiosk Fee. The Licensee shall pay Licensor a fee of {Confidential portion omitted and filed separately with the Commission} for each customer that has been pic'd and for which the service provider of Telecommunications Products has compensated the Licensee.

         3. Obligations of Licensor. Licensor shall be responsible for the following:

                  a. Travel Premiums. For purposes of this Agreement, "Travel Premiums" mean an offer of free airline travel with paid hotel and other travel arrangements made to potential customers of Licensee for products or services as an inducement to purchase or subscribe for a particular product or service. Licensor shall furnish to the Licensee, for distribution to the recipients of Travel Premiums, complete, ready to mail travel packages containing materials setting forth the terms of the Travel Premium which incorporate the Trademark (which travel packages are substantially similar to all other travel packages provided by Licensor to its other customers at such time) and which travel packages will be in a form ready for transmittal to the Travel Premium customers. It is expressly acknowledged by the Parties that a substantial portion of the total price of such travel packages are set annually by participating hotels, who generally increase the cost each year, but it is agreed that rate charged to customers of Licensee will not be greater than the "rack rate."

                  b. Fly Free Packages. Upon reasonable request by Licensee in writing, Licensor shall deliver requested Fly Free Packages and Sample Packages to Licensee within ten (10) business days following such request.

                  c. Customer Service. In accordance with the terms and conditions and general information sections of the Travel Premiums, Licensor shall provide the following services to those customers who accept the Travel Premium incorporated in a travel package and/or any upsell premium provided by Licensor or {Confidential portion omitted and filed separately with the Commission}:

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                           i. making all necessary arrangements with the air,
hotel and other providers of travel accommodations and services constituting part of a travel package offered as a Travel Premium;

                           ii. addressing any customer complaints or inquiries
regarding the arrangements constituting part of the Travel Premium, travel package or such upsell premium.

         4.       Additional Agreements.

                  a. Continued Development. Licensee may, and Licensor agrees to cooperate with Licensee to, develop new opportunities for the use of Travel Premiums incorporating the Free Travel Concept and the Trademark in the marketing of Telecommunications Products; provided, however, that any use of such developments shall be subject to the prior written approval of Licensor which shall not be unreasonably withheld or delayed.

                  b. Credit Card Transactions. The transactions described in this paragraph are referred to as the "Credit Card Transactions." With the approval of the issuing bank or credit card company, Licensor shall attempt to arrange for Licensee to be granted the right to market credit cards ("Licensee Credit Cards") to the extent Licensor or its Affiliates may have such rights. Licensee shall market Licensee Credit Cards as an upsell premium (other than a Travel Premium) as an inducement to purchase or subscribe for a Telecommunication Product (a "Upsell Premium"), with the Travel Premium provided by or developed with Licensor, or to the extent permitted, market the credit card as a default choice in marketing Telecommunications Products, subject in each instance to the consent of the issuing bank or credit card company.

                           i. Credit Card Fees. Licensor shall pay to Licensee
sixty percent (60%) of the fees which it received from the issuing bank or credit card company with respect to each Activated Customer obtained by Licensee pursuant to the terms contained in Section 4b (the "Credit Card Fee"). For purposes of this Agreement, an "Activated Customer" means a customer who activates a Licensee Credit Card and uses such card to make one purchase or such other amount as required by the issuer of such credit card. Licensor shall pay all Credit Card Fees to Licensee within thirty (30) days after the receipt by Licensor of the applicable payment which the issuing bank or credit card company is obligated to make to Licensor pursuant to the relevant credit card customer acquisition programs.

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                  c. Customer Databases. Licensor shall rent to the Licensee all customer databases owned or controlled by Licensor (and Licensor shall use its reasonable efforts to cause Triad's customer database to be rented to Licensee) (the "Database") for Licensee's non-exclusive use in the marketing of Telecommunications Products using the Licensed Property during the Term.
Licensor shall provide Licensee with regular updates of the Database from time to time during the Term not less than monthly. The Database shall revert to the exclusive control of the Licensor upon the expiration or earlier termination of this Agreement. Nothing herein contained shall be construed as an assignment or grant to Licensee of any right, title, or interest in or to the Database. All rights relating to the Database are reserved by Licensor.

                           i. Database Fee. Licensor has provided access to the
Database to Licensee. From the date of this Agreement, Licensee shall pay a monthly fee to Licensor of {Confidential portion omitted and filed separately with the Commission} per each monthly update (the "Update") of {Confidential portion omitted and filed separately with the Commission} customer names from the Database (the "Database Fee"). The Database Fee shall be reduced by (A) then applicable brokerage fee (which fee is currently {Confidential portion omitted and filed separately with the Commission}, and (B) the product of {Confidential portion omitted and filed separately with the Commission} and the number of sales generated from customers listed in the Database that remain active customer of the applicable provider of Telecommunications Products for more than sixty (60) days and receive the Fly Free Package.

                           ii. Rights of Priority. Licensor shall not provide
the Update to any other marketer of Telecommunications Products, until the date which is two (2) weeks after the delivery of the Update by Licensor to Licensee.

                  d. Customer Upsells. Any upsell premium provided by Licensor or Triad to Licensee shall be on terms no less favorable than are offered by Licensor or Triad, as the case may be, to any third party.

                  e. Licensor's Kiosks. Subject to the provisions of Section 2d., Licensor shall distribute promotional materials prepared by the Licensee concerning the Licensee's Telecommunications Products using the Licensed Property at any shopping mall kiosks operated by Licensor or its Affiliates. The form and content of the materials would be determined by Licensee, subject to Licensor's approval, which will not be unreasonably withheld or delayed.

         5. Audit Rights. With respect to Licensee's transactions related to its use of the License, Licensee shall, and with respect to Licensor's record of all transactions related to the Credit Card Transactions, Licensor shall, maintain full, true and accurate books and records, in accordance with generally accepted accounting principles set forth in the opinions and pronouncements of the Financial Accounting Standards Board which are applicable in the United States, applied on a consistent basis to give a complete record

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of all of such actions for the preceding three (3) Fiscal Years. Upon the request of either party (the "Requesting Party"), the other party (the "Producing Party") shall give access to the relevant books and records relating to the use of the License and the Credit Card Transactions, as the case may be, at reasonable times, during reasonable hours so long as the Requesting Party has requested such access at least forty-eight (48) hours in advance; provided that the Producing Party shall not be required to provide such access to the Requesting Party more than once in any Fiscal Year. A representative of the Requesting Party (including an independent certified public accountant retained by the Requesting Party for the purpose of verifying the accuracy of the reports supplied hereunder) shall have the right to inspect such books and records at the offices of the Producing Party. The Requesting Party shall pay for the cost of its representative; provided that if such inspection reveals that the Producing Party has inaccurately stated amounts due hereunder, as the case may be, in an average amount of five percent (5%) or more over a six (6) month, then the Producing Party will pay or reimburse the Requesting Party for the entire cost of such inspection. The Producing Party agrees to pay the balance of any fee due together with the cost of the inspection, to the Requesting Party within ten (10) days after receipt by the Producing Party of written notice from the Requesting Party of any inaccurate statements.

         6.       Covenants.

                  a. Compliance with Laws. Each Party agrees to comply in all material respects with the provisions of applicable law, including without limitation, the notice provisions of the copyright and trademark law of the United States. Each Party agrees to place appropriate notice of any applicable trademark, service mark or copyright with respect to the Licensed Property. Licensee shall submit to Licensor and its counsel a sample of all uses of the Licensed Property for its approval to ensure compliance in all material respects with the provisions of applicable law, prior to any such use of the Licensed Property.

                  b. Ownership and Goodwill. Each Party recognizes the value of the good will associated with the Licensed Property and acknowledges that all rights based upon or derived from the Licensed Property, including all rights therein and good will pertaining thereto, belong to Licensor, subject to the License, and that the Licensed Property has a secondary meaning in the mind of the public associated with Licensor and, as used subject to the License, with Licensee. Each Party agrees that it will not, during the Term, do or permit to be done any act that will invalidate, attack or affect in any manner whatsoever Licensor's rights based upon or derived from the Licensed Property as well as the goodwill associated therewith.

                  c. Quality. Each Party agrees that it shall use, and shall authorize the use of, the Licensed Property, with such style, appearance and quality as to be adequate and suited for exploitation to the best advantage and to the protection and enhancement of the Licensed Property and the good will pertaining thereto, and that such uses shall in

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no manner reflect adversely upon the Licensed Property. Licensee shall submit to
Licensor a sample of all uses of the Licensed Property for its approval of the design and quality of such use of the Licensed Property prior to any such use of the Licensed Property. Such approval shall not be unreasonably withheld or delayed, conditioned or delayed and shall be (i) deemed given, and the submission of a sample shall not be required, if the uses of the Licensed Property by the Licensee are the same as or substantially similar to uses previously approved by the Licensor, or (ii) evidenced by written notice executed by Licensor. Licensor's failure to approve or disapprove any such sample by written notice within ten (10) business days of receipt of such sample shall be deemed approval of such sample.

                  d. Advertising and Promotion. Each Party agrees that it shall not engage, participate or otherwise become involved in any activity or course of action including, without limitation, advertising and promotion, that diminishes and/or tarnishes the image and/or reputation of the Licensed Property.

                  e. Cooperation. Each Party agrees to cooperate with the other in obtaining and enforcing copyright, service mark, trade name, trade dress and trademark protection for the Licensed Property, including without limitation, in connection with suits and claims for infringement of the Licensed Property.

                  f. Confidentiality. During the term of this Agreement, both Parties may be exposed to certain information of the other Party which is the confidential as well as other proprietary information and not generally known to the public (herein "Confidential Information"). Both Parties will either mark their materials as Confidential Information or notify the other Party, in writing, that written or oral information is Confidential Information. Both Parties agree that during and after the term of this Agreement they will not use or disclose to any third party any of the other Party's Confidential Information for purposes other than set forth in this Agreement without the prior written consent of the other Party. Both Parties hereby consent to the disclosure of their Confidential Information to the employees of the other Party as is reasonably necessary in order to allow each Party to perform under this Agreement and to obtain the benefits hereof, subject to obtaining written confidentiality agreements from said employees, which are at least as protective as this Agreement. This paragraph shall not apply to information after such information is made generally known to the public through no breach of this Agreement.

                  g. Non-Competition. Licensee agrees that during the Term and for the twelve month period immediately following the date of expiration or termination of this Agreement, Licensee shall not use Travel premiums incorporating the Free Travel Concept, or a substantially similar travel offer, in connection with marketing, advertising, publicity, promotion and sale of products for services by the Licensee or its Affiliates for itself or as a marketing agent for other third parties without the express written consent of Licensor.

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         7.       Protection of the Licensed Property.

                  a. Enforcement of Licensed Property Rights. Each Party agrees to assist the other in protecting the intellectual property rights with respect to the Licensed Property as follows:

                           i. Registration. Licensor shall seek to obtain and
maintain a registration from the United States Patent and Trademark Office, the United States Register of Copyrights, or appropriate state agencies within the United States with respect to uses of the Licensed Property by either the Licensee or Licensor or any modifications thereto or derivations thereof (the "Registrations") and shall renew all such registrations, as required, maintain notices of allowance and otherwise take all appropriate action relating to the Registrations, including, without limitation, the filing of Statements of Use, Requests for Extensions of Time to File Statements of Use, Affidavits of Use and Affidavits of Incontestability. Licensor shall bear the cost of obtaining and maintaining such Registration.

                           ii. Infringement. Licensor may commence or prosecute
any claims or suits with respect to any infringements or possible infringement of the Licensed Property in its own name. If Licensor elects to prosecute any such claim or suit, Licensor shall bear all costs and expenses, including legal fees, incurred in connection with any such suits and Licensee shall not institute any suit or take any action on account of any infringements or possible infringements of the Licensed Property without first notifying and consulting with Licensor. If Licensor elects not to prosecute any such claim or suit within ten (10) days after the receipt of written notice of Licensee requesting it to do so, then Licensee shall have the right to prosecute any such infringement or possible infringement. If Licensee elects to do so, costs and expenses, including legal fees, incurred in connection with any such suits shall be borne by Licensee (subject to Section 8, to the extent applicable). If either Party institutes a suit for infringement pursuant to this Agreement, the other Party shall have the right to participate and represent its interest through other counsel of its own choosing and at its cost and expense, including legal fees, incurred in connection with such participation.

                           iii. Remedies. In the event that either Party obtains
any recovery as a result of any claims or suits commenced, prosecuted or settled, the allocation of such recovery (net of the cost and expenses, including legal fees, reasonably incurred in connection with any such suit or claim) shall be allocated as follows: (A) in the event that either Party bears all costs and expenses, including legal fees, incurred in connection with any such claims or suit, such Party shall receive one hundred percent (100%) of any such recovery, or (B) in the event that the Licensor and Licensee each bear a portion of the costs and expenses, including legal fees, incurred in connection with any such claims or suits, then such recovery shall be allocated between the Licensor and Licensee in proportion to costs and expenses so incurred; provided, however, that in no event shall Licensor receive less than fifty percent (50%) of any such recovery.

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                  b. Notice of Infringement. Each Party agrees to notify the other promptly in writing of any adverse use of the Licensed Property or other designation similar to the Licensed Property of which such Party is or becomes aware.

         8.       Indemnification, Insurance Coverage.

                  a. Indemnification; Insurance Coverage. Licensor shall indemnify and hold harmless Licensee, its subsidiaries, sublicensees and their respective officers, directors and employees from and against any and all damages, costs and expenses (including reasonable attorney's fees) incurred by any of them arising out of or in connection with (1) any breach by Licensor or any of its officers, directors or employees (the "Licensor Affiliates") of the representations and warranties in this Agreement, and (ii) any breach of any covenant or agreement of the Licensor or the Licensor Affiliates with the Licensee contained in this Agreement. The Parties acknowledge that Triad may be sold, recapitalized, or enter into an extraordinary transaction, and upon the consummation of any such transaction, all obligations of Triad, and of Licensor with respect to Triad, shall be terminated without any liability to any Party and all references to Triad in this Agreement shall be null and void.

                  b. Indemnification by Licensee. Licensee shall indemnify, defend and hold harmless Licensor, its subsidiaries, sublicensees and their respective officers, directors and employees from and against any and all damages, costs and expenses (including reasonable attorney's fees) incurred by any of them arising out of or in connection with (i) any breach by Licensee or any of its officers, directors or employees (the "Licensee Affiliates") of the representations and warranties in this Agreement, and (ii) any breach of any covenant or agreement of the Licensee or the Licensee Affiliates with the Licensor contained in this Agreement, and (iii) any claim or cause of action by any third party arising out of or in connection with the sale or use of any Covered Products, including by any customer of Licensee.

                  c. Indemnification Procedure. An indemnified party shall provide written notice to each indemnifying party of any claim of such indemnified party for indemnification under this Agreement promptly after the date on which such indemnified party has actual knowledge of the existence of such claim. Such notice shall specify the nature of such claim in reasonable detail and the indemnifying parties shall be given reasonable access to any documents or properties within the control of the indemnified party as may be useful in the investigation of the basis for such claim. The failure to so notify the indemnifying parties shall not constitute a waiver of such claim but an indemnified party shall not be entitled to receive any indemnification with respect to any losses that occurred directly as a result of the failure of such indemnified party to give such notice.

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                           i. In the event any indemnified party seeks
indemnification hereunder based upon a claim asserted by a third party, the indemnifying parties shall have the right (without prejudice to the right of any indemnified party to participate at its expense through counsel of its own choosing) to defend or prosecute such claim at its expense and through counsel of its own choosing if it gives written notice of its intention to do so no later than twenty (20) days following notice thereof by an indemnified party or such shorter time period as required so that the interests of the indemnified party would not be materially prejudiced as a result of its failure to have received such notice; provided, however, that, if the indemnified party shall have reasonably concluded that separate counsel is required because a conflict of interest would otherwise exist, the indemnified party shall have the right to select separate counsel (but not more than one law firm together with local counsel, if necessary) to participate in the defense of such action on its behalf, at the expense of the indemnifying party. If the indemnifying party does not so choose to defend or prosecute any such claim asserted by a third party for which any indemnified party would be entitled to indemnification hereunder, then the indemnified party shall be entitled to recover from the indemnifying party, all of the reasonable attorney's fees and other costs and expenses of litigation of any nature whatsoever incurred in the defense of such claim. Notwithstanding the assumption of the defense of any claim by an indemnifying party pursuant to this paragraph, the indemnified party shall have the right to approve the terms of any settlement of a claim (which approval shall not be unreasonably delayed or withheld).

                           ii. The indemnifying party and the indemnified party
shall cooperate in furnishing evidence and testimony and in any other manner which the other may reasonably request, and shall in all other respects have an obligation of good faith dealing, one to the other, so as not to unreasonably expose the other to undue risk of loss.

                  d. Limitation of Liability. Except as provided above, in no event shall either Party be liable to the other Party for any incidental, consequential, special, or punitive damages arising out of this Agreement or its termination, whether liability is asserted in contract, tort (including negligence or strict product liability) or otherwise, and irrespective of whether such Party has been advised of the possibility of any such loss or damage. Further, Licensor shall not be obligated to make any payment for indemnification under this Section 8 in excess of the aggregate amount of the License Fee, Package Fee and Sample Fee received by Licensor from Licensee.

         9. Representations and Warranties of Licensee. Licensee hereby represents and warrants as follows:

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                  a. Organization; Authority; Enforceability. Licensee is a
corporation, duly organized, validly existing and in good standing under the laws of the State of Delaware, and has all requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by Licensee, has been duly authorized by all necessary corporate action, and constitutes the legal, valid and binding obligation of Licensee enforceable in accordance with its terms.

                  b. No Conflict or Breach. The execution and delivery of this Agreement, the consummation of the transactions contemplated hereby, and the fulfillment of the terms hereof, will not (i) constitute, with or without the giving of notice or passage of time, or both, a breach of any of the terms or provisions of, or a default under any agreement, indenture or other instrument to which Licensee is a party or by which it or any of its Property is bound,
(ii) cause, or give any person grounds to cause, with or without the giving of notice or passage of time, or both, the maturity of any material liability or obligation of Licensee to be accelerated, increased or otherwise affected, or
(iii) conflict with Licensee's Certificate of Incorporation, By-Laws, or any judgment, decree, order or award of any court, governmental body or arbitrator binding upon Licensee, or any law, rule, or regulation applicable to it.

                  c. Approvals. No consent, action, approval or authorization prescribed by any law, rule or regulation, or by any agreement to which Licensee is a party, is required in order to permit the consummation of the transactions contemplated by this Agreement.

                  d. No Legal Bar. Licensee is not prohibited by any order, writ, injunction or decree from consummating the transactions contemplated by this Agreement, and no action or proceeding is pending or, to the best of Licensee's knowledge, threatened against Licensee which questions the validity of this Agreement or any of the actions which the Parties have taken in connection herewith or which it is contemplated they shall take in connection herewith.

                  c. Finder. Licensee has taken no action and has not dealt with any person in any manner which will result in any liability to Licensor to pay any brokerage fees or commissions or finder's fees with respect to this Agreement or the transactions contemplated hereby.

         10. Representations and Warranties of Licensor. Licensor represents and warrants as follows:

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                  a. Organization and Authority. Licensor is a corporation, duly organized, validly existing and in good standing under the laws of the State of Florida, and has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by Licensor, has been duly authorized by all necessary corporate action on the part of Licensor, and constitutes the legal, valid and binding obligation of Licensor, enforceable in accordance with their respective terms.

                  b. No Conflict or Breach. The execution and delivery of this Agreement, the consummation of the transactions contemplated hereby and the fulfillment of the terms hereof will not (i) constitute, with or without the giving of notice or passage of time, or both, a breach of any of the terms or provisions of, or a default under, any agreement, indenture or other instrument to which Licensor is a party or by which Licensor or any of its property is bound or conflict with the terms of any license granted to any other person, corporation or other entity, (ii) cause, or give any person grounds to cause, with or without the giving of notice or passage of time, or both, the maturity of any material liability or obligation of Licensor to be accelerated, increased or otherwise affected, or (iii) conflict with Licensor's Certificate of Incorporation or By-Laws, or any judgment, decree, order or award of any court, governmental body or arbitrator binding upon Licensor, or any law, rule or regulation applicable to Licensor.

                  c. Approvals. No consent, action, approval or authorization prescribed by any law, rule or regulation or any agreement to which Licensor is a party is required in order to permit the consummation of the transactions contemplated by this Agreement.

                  d. No Legal Bar. Licensor is not prohibited by any order, writ, injunction or decree from consummating the transactions contemplated by this Agreement, and no action or proceeding is pending or, to the best of Licensor's knowledge, threatened against either of them which questions the validity of this Agreement or any of the actions which the Parties have taken in connection herewith, or which it is contemplated they shall take in connection herewith.

                  e. Finder. Licensor has not taken any action or dealt with any person in any manner which will result in any liability to Licensee to pay any brokerage fees or commissions or finder's fees with respect to this Agreement or the transactions contemplated hereby or thereby.

                  f. Ownership. Licensor has all right, title, and interest in and to the Licensed Property as required for the non-infringing use of the Licensed Property. Schedule 1(a) is a complete and accurate list of all of the Licensed Property owned or used by the Licensor which relate to the business of the Licensor.

         11.      Termination; Obligations on Expiration or Termination.

                  a. Termination for Breach. In the event of a material breach of this Agreement, the non-breaching Party shall have the right to terminate this Agreement, upon forty-five (45) days written notice specifying the nature of the breach and provided that the breaching Party has not cured such breach within such forty-five (45) day period.

                  b. Rights and Obligations on Termination. Upon expiration or termination of this Agreement, Licensee shall cease use of the License, and any sublicense shall terminate; provided, however that the Licensee shall have a period of one hundred expiration or termination to use, on a non-exclusive basis, its remaining inventory of Fly Free Packages in connection with the marketing and sale of Covered Products (the "Sell-Off Period"). Upon the expiration of the Sell-Off Period, the Licensee shall cease to use the Fly Free Packages. In the event that this Agreement is terminated by the Licensee other than by reason of a default of this Agreement by Licensor, the Escrow Amount (if any) shall be immediately delivered to Licensor.

         12. Arbitration. Except as provided in Section 13f, any and all disputes between the Parties arising out of or in connection with the negotiation, execution, interpretation, performance or nonperformance of this Agreement shall be solely and finally settled by arbitration before a panel of three (3) arbitrators, which shall be conducted in New York, New York or at such other location as the Parties may agree in writing. The arbitrator shall conduct the proceedings in accordance with the Commercial Arbitration Rules of the American Arbitration Association (the "Rules"). The arbitration proceeding shall be initiated in accordance with the Rules. The Parties hereby renounce all recourse to litigation and agree that any arbitration award shall be final and subject to no judicial review. The arbitration shall be conducted before three
(3) arbitrators, chosen in accordance with the Rules. The arbitrators shall decide the issues submitted in accordance with (i) the commercial purposes of this Agreement; and (ii) what is just and equitable under the circumstances, provided that all substantive questions of law (excluding principles of conflicts of laws) shall be determined under the laws of the State of New York.

                  a. Facilitation. The Parties agree to facilitate the arbitration by: (i) making available to one another and to the arbitrators for examination, inspection and extraction all documents, books, records and personnel under their control determined by the arbitrator to be relevant to the dispute, (ii) conducting arbitration hearings to the greatest extent possible on successive days; and (iii) observing strictly the time periods established by the Rules, or by the arbitrators, for submission of evidence or briefs.

                  b. Entry of Judgment Costs. Judgment on the award of the arbitrator may be entered in any court having jurisdiction over the Party against which enforcement of the award is being sought. All deposits and other costs of arbitration, including without limitation attorneys' fees incurred in connection with such arbitration, shall be borne by the non-prevailing Party unless the arbitrators decide that they shall be allocated between parties in particular proportions.

         13.      Miscellaneous.

                  a. No Waiver. No action taken by any Party shall be deemed to constitute a waiver by such Party of compliance with any covenant or agreement contained in this Agreement, no course of dealing between the Parties and no failure or delay on the part of any Party in exercising any right, power, or privilege hereunder shall operate as a waiver thereof and no single or partial exercise of any right, power or privilege shall preclude any other or future exercise thereof or the exercise of any other right, power or privilege.

                  b. Entire Agreement: Amendments. This Agreement, together with the Exhibit and Schedules hereto, constitute the entire agreement, and supersedes all prior and contemporaneous agreements and understandings, whether oral or written, between the Parties with respect to the subject matter hereof. No modification, amendment or waiver of any provision of this Agreement shall be effective unless in writing and signed by the party or parties against whom enforcement thereof is sought, and any such waiver or consent shall be effective only in the specific instance and for the purpose for which given.

                  c. Assignment. The Parties may not assign the License or any of their respective rights hereunder (other than Licensee may sublicense the License to an Affiliate of Licensee with fifteen (15) days prior written notice to Licensor, provided that such sublicense shall not relieve Licensee of its financial obligations hereunder, which shall remain primary and direct) without the prior written approval of the other Party, which approval may be withheld in such Party's sole discretion. In addition, any such assignment shall not become effective until such time as the assignee executes an instrument binding it to the terms of this Agreement, and the assigning Party provides written notice of such assignment to the other Party.

                  d. Sublicense. Licensee may not sublicense the License or any of its rights hereunder without the prior written approval of Licensor, which approval may be withheld in Licensor's sole discretion. In addition, any such sublicense shall not become effective until such time as the, sublicensee executes an instrument with respect to the Licensed Property which shall include, without limitation, quality control provisions substantially similar to those set forth in paragraph 6c hereof, and the Licensee provide written notice of such sublicense to the Licensor.

                  e. Survival. In addition to any provisions of this Agreement providing for the continuation of fights or obligations after the termination of this Agreement, the following Sections shall survive any termination of this
Agreement: Sections 2, 5, 6, 8, 9, 10, 11 and 13; and shall be specifically enforceable in any court of competent jurisdiction. In no event shall a demand for arbitration be made after the date when any applicable statute of limitations, or period for claims under this Agreement, would bar institution of a legal or equitable proceeding based on such dispute or subject matter in question. Notwithstanding anything hereby to the contrary, if, prior to the expiration of any indemnification period, either Licensor or Licensee shall have been notified of a claim for indemnity hereunder, the substance of such claim to be specified in reasonable detail to the extent available, and such claim shall not have been finally resolved before the expiration of such period, any representation, warranty, covenant or agreement that is the basis for such claim shall continue to survive and shall remain a basis for indemnity as to such claim until such claim is finally resolved.

                  f. Specific Performance. Licensor and Licensee each acknowledge that the License is unique and that Licensor and/or Licensee may have no adequate remedy at law for the failure by either of them to perform their respective obligations hereunder. Accordingly, Licensor and Licensee each agrees that in the event of any such failure, until the date of the final judgment with respect to any such dispute pursuant to Section 12, the non-breaching Party shall have the right to obtain an injunction against the breaching party from any court having jurisdiction over the matter restraining any such breach, and the non-breaching Party shall not oppose the granting of such relief on the grounds that money damages are a sufficient remedy.

                  g. Notices. Except as otherwise specified herein, all notices, requests, demands, consents and other communications required or permitted to be given or made hereunder, including notice of change of address, shall be in writing and shall be deemed to have been duly given or made when received, either hand delivered, telexed or mailed, federal express courier, registered or certified first class mail, postage prepaid, return receipt requested, to the Party to whom the same is so given or made. is so given or made.

        If to Licensor,             {Confidential portion omitted and filed
                                    separately with the Commission}

        with a copy to:             Charles I. Weissman
                                    Swidler Berlin Shereff Friedman, LLP
                                    919 Third Avenue
                                    New York, New York 10022-9998
                                    Fax: (212) 758-9526

        If to Licensee:             Jeffrey Schwartz
                                    Quintelcomm, Inc.

                                    One Blue Hill Plaza
                                    Pearl River, New York 10965
                                    Fax: (212) 898-0492

        with a copy to:             Geoffrey A. Bass, Esq.
                                    Feder, Kaszovitz, Isaacson, Weber, Skala &
                                     Bass LLP
                                    750 Lexington Avenue
                                    New York, New York 10022-1200

                  h. Binding Effect. This Agreement shall be binding upon and shall inure to the benefit of and be enforceable by the Parties and their respective successors, assigns, heirs and legal representatives.

                  i. Severability. The invalidity of all or part of any paragraph of this Agreement shall not render invalid the remainder of such paragraph or of this Agreement. If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.

                  j. Headings. The headings of this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

                  k. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original and all of which taken together shall be deemed to constitute a single instrument.

                  l. Governing Law. This Agreement shall be governed by, and construed and interpreted in all respects in accordance with the laws of the State of New York, without giving effect to the principles of conflict of laws thereof.

                  m. Franchise. The Parties acknowledge and agree that this Agreement is an intellectual property rights license agreement and does not constitute, and shall not be construed as, a franchise agreement. The Parties further acknowledge and agree that state and federal franchise laws do not and will not apply to this Agreement or to the relationship between Licensee and Licensor and their respective rights and obligations hereunder.

                  n. Further Assurances. The Parties hereby agree to execute and deliver any further instruments, certificates and documents as may be reasonably requested from each Party by any of the Parties in order to carry out the terms and conditions of this Agreement.

         IN WITNESS WHEREOF, the Parties have executed and delivered, or have caused this Agreement to be executed and delivered by their duly authorized representative, as of the date first above written.

                                  {Confidential portion omitted and filed
                                  separately with the Commission}

                                  QUINTELCOMM, INC.

                                  By:   /s/ Jeffrey Schwartz
                                        ---------------------------------------
                                        Name:  Jeffrey Schwartz
                                        Title:  CEO

                                  Schedule 1(a)
                                    Trademark

1. Fly Free America(TM) (including, without limitation, the uses of Fly Free Emetica(TM) set forth in the attached Fly Free Package).

                                       19